SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 31, 2001

PROTECTIVE LIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12332	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South, Birmingham, Alabama	35223
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (205) 879-9230

N/A
(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

        On July 31, 2001, Registrant issued a press release with respect to its earnings which is included as an Exhibit to this Current Report and incorporated by reference herein.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION
BY/s/Jerry W. DeFoor
Jerry W. DeFoor
Vice President and Controller

Dated:   July 31, 2001

Exhibit Index

Exhibit Number	Description	Page Number
99	Press Release Dated July 31, 2001

Exhibit 99

PROTECTIVE ANNOUNCES 2Q2001 EARNINGS

BIRMINGHAM, Alabama (July 31, 2001) Protective Life Corporation (NYSE:PL) announced second quarter results today. The Company’s operating income was $.61 per share compared to $.62 per share last year, excluding a $.15 per share reserve strengthening in its other health insurance lines in the 2001 second quarter. In the first six months of 2001, the Company’s operating income was $1.19 per share. In the first six months of last year, the Company’s operating income per share was $1.01 per share, excluding income of $.24 per share from the sale of the Company’s Hong Kong affiliate. Operating income per share is net income per share-diluted excluding realized investment gains and losses and related amortization, and cumulative effect of change in accounting principle.

Drayton Nabers, Jr., Chairman of the Board and Chief Executive Officer of the Company states: “We are pleased to report solid results for our second quarter and the first six months of 2001. All of our operating divisions had earnings growth, both for the quarter and the six months, compared to last year. In the second quarter, sales in our Individual Life, West Coast, Investment Products and Financial Institutions Divisions increased over those in the first quarter, giving us good momentum for the second half of the year.”

At June 30, 2001, the Company’s assets were approximately $17.0 billion. Share-owners’ equity per share was $19.40 excluding $.02 per share of unrealized investment losses resulting from marking the Company’s securities to market value.

Operating return on average equity for the twelve months ending June 30, 2001 was 13.2% excluding the reserve strengthening.

NET INCOME

On July 10, the Company announced that it had entered into an agreement to sell substantially all of its Dental Benefits Division, and that concurrent with the sale, the Company would also discontinue other health insurance lines (currently being reported in the Company’s Corporate and Other business segment). The Company also announced that these other health insurance lines would report a $.15 per share loss (primarily due to reserve strengthening) in the quarter ended June 30. Additionally, when the transactions are completed, they will be accounted for as discontinued operations and the historical statements of income of the Company will be restated. “Continuing operations” and “discontinued operations” refer to the Company’s results on an unaudited, pro forma basis, as they will be restated when the transactions are completed and accounted for as discontinued operations.

The table below sets forth for the periods shown the components of net income per share-diluted relating to operations to be discontinued upon the sale of the Dental Benefits Division, the sale of the Company’s Hong Kong affiliate, the other health insurance lines reserve strengthening, marking the Company’s derivative instruments to market value, and the adoption of SFAS No. 133.

                                NET INCOME PER SHARE-DILUTED
                               FOR THE QUARTER ENDING JUNE 30

                                                                 2001         2000
Operating income                                                 ----         ----
    Continuing operations ..........................         $   .53       $   .53
    Discontinued operations ........................             .08           .09
                                                                -----         -----
                                                                 .61           .62
    Other health insurance lines
    reserve strengthening ..........................            (.15)           --

Realized investment gains (losses)
and related amortization
    Investments ....................................            (.02)         (.03)
    Derivative instruments .........................            (.06)           --
                                                                -----         -----

Net income .........................................         $   .38       $   .59
                                                                =====         =====

                                 NET INCOME PER SHARE-DILUTED
                               FOR THE SIX MONTHS ENDING JUNE 30

                                                                2001         2000
Operating income                                                ----         ----
    Continuing operations ..........................        $   1.05      $    .93
    Discontinued operations ........................             .14           .08
                                                               ------        ------
                                                                1.19          1.01

    Sale of Hong Kong affiliate ....................             --            .24

    Other health insurance lines
    reserve strengthening ..........................            (.15)          --

Realized investment gains (losses)
and related amortization
    Investments ....................................             --           (.01)
    Derivative instruments .........................             .01           --

SFAS No. 133 cumulative effect of the
change in accounting principle .....................            (.11)          --
                                                               ------        ------
Net income .........................................        $    .94      $   1.24
                                                               ======        ======

Consolidated net income was $27.1 million in the 2001 second quarter compared to $39.3 million last year, and $65.2 million for the first six months of 2001 compared to $82.3 million last year. Diluted net income was $.38 per share in the 2001 second quarter compared to $.59 per share last year, and $.94 per share for the first six months of 2001 compared to $1.24 per share last year.

OPERATING INCOME BEFORE INCOME TAX

The table below sets forth operating income before income tax by business segment for the periods shown:

                          OPERATING INCOME BEFORE INCOME TAX
                            FOR THE QUARTER ENDING JUNE 30
                                   (IN THOUSANDS)

                                                            2001           2000
Life insurance                                              ----           ----
         Individual Life ..........................      $ 12,398       $ 10,430
         West Coast ...............................        11,255          8,263
         Acquisitions .............................        16,744         14,547

Specialty insurance products
         Dental Benefits
              Continuing operations ...............          (341)         1,483
              Discontinued operations .............         8,695          6,816
         Financial Institutions ...................         8,824          8,524

Retirement savings and
investment products
         Stable Value Products ....................         8,104          7,292
         Investment Products ......................         4,778          3,876

Corporate and Other
         Continuing operations ....................        (6,612)         2,109
         Discontinued operations ..................       (15,990)           881
                                                          --------       --------
Total operating income before income tax ..........      $ 47,855       $ 64,221
                                                          ========       ========

                           OPERATING INCOME BEFORE INCOME TAX
                            FOR THE SIX MONTHS ENDING JUNE 30
                                     (IN THOUSANDS)

                                               2001         2000
Life Insurance                                 ----         ----
         Individual Life ...............   $  20,589    $  19,821
         West Coast ....................      21,318       16,885
         Acquisitions ..................      31,595       26,049

Specialty Insurance Products
         Dental Benefits
         Continuing operations .........        (271)       2,274
         Discontinued operations .......      17,629       12,094
         Financial Institutions ........      17,212       14,436

Retirement Savings and
Investment Products
         Stable Value Products .........      16,655       15,947
         Investment Products ...........       8,356        7,290

Corporate and Other
         Continuing operations .........      (5,900)      17,830
         Discontinued operations .......     (17,817)      (3,320)
                                            ---------    ---------

Total operating income before income tax   $ 109,366    $ 129,306
                                            =========    ========

The Individual Life Division’s pretax operating income was $20.6 million in the first six months of 2001, compared to $19.8 million in the same period of 2000, an increase of 4%. Pretax operating income in the 2001 second quarter was $12.4 million compared to $10.4 million last year. The Division’s expense variance improved in the 2001 second quarter. Also, the Division benefited from an internal duration/interest rate swap with the Company’s Stable Value Products Division.

The West Coast Division had record pretax operating income of $21.3 million in the first six months of 2001 compared to $16.9 million last year, a 26% increase. Pretax operating income in the 2001 second quarter was $11.3 million compared to $8.3 million last year.

Pretax operating income of the Acquisitions Division was $31.6 million in the first six months of 2001, 21% higher than last year’s $26.0 million. In January, the Division completed its acquisition of approximately 70,000 individual life insurance policies from Standard Insurance Company. This acquisition contributed $5.9 million of pretax income in the first six months of 2001. Pretax operating income in the second quarter of 2001 was $16.7 million compared to $14.5 million last year. The Division’s mortality experience in 2001 is at expected levels, but is less favorable than last year. The Division also benefited from an internal duration/interest rate swap with the Stable Value Products Division.

On June 22, the Company announced it had agreed to acquire Inter-State Assurance Company and First Variable Life Insurance Company from Ilona Financial Group, Inc., representing a net capital investment of $177 million. The transaction is being pursued by the Acquisitions Division.

Pretax operating income of the Dental Benefits Division was $17.4 million in the first six months of 2001, 21% higher than last year’s $14.4 million. Pretax operating income in the second quarter of 2001 was $8.4 million compared to $8.3 million last year.

On July 10, the Company announced that it had entered into an agreement to sell substantially all of its Dental Benefits Division to Fortis, Inc. The companies anticipate that the transaction will be completed in the fourth quarter of 2001, subject to regulatory approval and customary closing conditions.

The transaction, which is valued at approximately $300 million, includes the coinsurance of the Division’s indemnity dental business and the sale of the Division’s prepaid dental subsidiaries. The Company’s basis in the businesses being sold is approximately $260 million. The Company will realize a pretax gain in the sale, but will incur income taxes and other costs relating to the exiting of the business that will result in a loss of approximately $.34 per share at closing.

The sale of the Division will eliminate most of the goodwill on the Company’s balance sheet. Management expects to have approximately $200 million of free capital available for reinvestment after the pending acquisition and this transaction are completed. As opportunities arise, management intends to invest this capital in the Company’s other businesses at rates of return in line with those currently being achieved. Upon reinvestment of the capital, management would expect the ultimate result of the transaction to be accretive to earnings.

Pretax operating income of the Financial Institutions Division was $17.2 million in the first six months of 2001, 19% above the $14.4 million last year. Pretax operating income in the 2001 second quarter was $8.8 million compared to $8.5 million last year. The Division’s results in the 2001 second quarter include approximately $1.3 million of unusual income resulting from the release of liabilities associated with certain lapsed service contract business. Service contract loss ratios improved in the 2001 second quarter. Credit life and disability claims improved in the 2001 second quarter, but were offset by higher lapses due to refinancings and a weak economy.

The Stable Value Products Division’s pretax operating income of $16.7 million in the first six months of 2001 was 4% above the $15.9 million reported in 2000. Stable value product account balances were up 14% at June 30, 2001 as compared to June 30, 2000. Operating spreads in the first six months of 2001 were lower than last year. Pretax operating income was $8.1 million in the 2001 second quarter compared to $7.3 million last year. Internal duration/interest rate swaps between the Division and the Individual Life and Acquisitions Divisions shifted investment income to those Divisions as short-term interest rates have fallen and the yield curve has steepened.

The Investment Products Division’s pretax operating income of $8.3 million in the first six months of 2001 was 15% above the $7.3 million reported in 2000. The 2001 results include a $1.0 million tax benefit related to the Division’s variable annuities that will also recur in the third and fourth quarters of 2001. Pretax operating income in the 2001 second quarter was $4.8 million compared to $3.9 million last year.

Excluding the other health insurance lines’ reserve strengthening in the second quarter of 2001, and the sale of the Company’s Hong Kong affiliate in the first quarter of 2000, the Corporate and Other business segment had a pretax operating loss of $7.7 million in the first six months of 2001, compared to a loss of $9.6 million in the same period of 2000. Excluding the reserve strengthening, the segment reported a pretax loss of $6.6 million in the 2001 second quarter compared to a pretax gain of $3.0 million in the second quarter of 2000. Mortgage participation income was lower in 2001 than in the same periods of 2000. Additionally, expenses were higher in the second quarter of 2001 relating to a provision for guaranty fund assessments.

Concurrent with and related to the sale of the Dental Benefits Division, the Company will also discontinue other health insurance lines. These other health insurance lines (currently being reported in the Company’s Corporate and Other business segment) were initiated and managed by the Dental Benefits Division in ventures with third parties. These lines reported a loss (primarily due to reserve strengthening) of $16.0 million or $.15 per share in the 2001 second quarter. These lines have incurred losses since 1998, and reported a loss of $3.3 million in the first six months of 2000, and $1.8 million in the first quarter of 2001. The Company believes that the reserve strengthening will be sufficient to put the lines at breakeven in the third quarter and during the run-off of the business.

SALES

The table below sets forth divisional sales for the periods shown:

                          SALES
              FOR THE QUARTER ENDING JUNE 30
                      (IN MILLIONS)

                                      2001     2000
Life insurance                        ----     ----
         Individual Life ......   $   23.8 $   25.5
         West Coast ...........       13.2     23.4

Specialty insurance products
         Dental Benefits ......       14.7     12.0
         Dental Other .........        3.2      7.0
         Financial Institutions      129.4    138.2

Retirement savings and
investment products
         Stable Value Products       427.5    328.7
         Investment Products ..      264.1    280.6

                         SALES
           FOR THE SIX MONTHS ENDING JUNE 30
                     (IN MILLIONS)

                                      2001     2000
Life Insurance                        ----     ----
         Individual Life ......   $   45.0 $   52.7
         West Coast ...........       23.9     45.0

Specialty Insurance Products
         Dental Benefits ......       47.5     50.8
         Dental Other .........        7.6     12.6
         Financial Institutions      248.2    260.8

Retirement Savings and
Investment Products
         Stable Value Products       610.7    727.8
         Investment Products ..      471.6    497.1

(The sales statistics in the above tables are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future divisional profitability, and therefore are not intended to be predictive of future profitability.)

Individual Life Division sales measured by new premiums in the first six months of 2001 were $45.0 million, as compared to $52.7 million last year when Regulation Triple X boosted sales. Sales in the first six months of 2001 were 14% above the levels experienced in the second half of 2000. Sales in the 2001 second quarter increased 12% over those of the first quarter.

The West Coast Division’s sales in the first six months of 2001 totaled $23.9 million. Sales in the first six months of 2000 were $45.0 million. Sales in the first six months of 2001 were even with the levels experienced in the second half of 2000. Sales in the 2001 second quarter were 23% above those of the first quarter.

The Dental Benefits Division’s sales in the first six months of 2001 were $55.1 million as compared to $63.4 million last year. Indemnity sales are ahead of last year’s level; while prepaid dental sales are below last year.

Financial Institutions sales were $248 million in the first six months of 2001, down slightly from $261 million last year. This decline reflects a slowing economy and a decrease in bank lending activity.

The Stable Value Products Division sold $610 million of deposits in the first six months of 2001, compared to $728 million last year. Traditional guaranteed investment contract sales have increased 90% while funding agreement sales have decreased 50%.

In the Investment Products Division, variable annuity sales were $140 million in the 2001 first six months, 14% above the same period last year. Fixed and immediate annuity sales were $332 million, an 11% decrease.

CONFERENCE CALL

There will be a conference call today for management to discuss second quarter results with analysts and professional investors at 10:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-603-4928 (international callers 706-634-6332) shortly before that time. A recording of the call will be available from 12:00 p.m. Eastern July 31 until midnight August 1. You may access the recording by calling 1-800-642-1687 (International callers 706-645-9291) and giving the code number 1438550.

The public may listen to a simultaneous webcast of the call on the Company’s web site at www.protective.com. A recording of the webcast will also be available until midnight August 7 on the Company’s web site.

Supplemental financial information is also available through “fax on demand” by calling 1-800-323-6124 and requesting item number 2012.

FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to many types of risks that could negatively affect our business; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from year to year, and actual results could differ from our expectations; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest-rate fluctuations could negatively affect our spread income or otherwise impact our business; insurance companies are highly regulated; tax law changes could adversely affect our ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; a decrease in sales or persistency could negatively affect our results; our investments are subject to risks; our growth from acquisitions involves risks; we are dependent on the performance of others; and our reinsurance program involves risks. Please refer to Exhibit 99 of Protective Life Corporation’s most recent Form 10-K/10-Q for more information about these factors that could affect future results.

CONTACTS:

John D. Johns
President and Chief Operating Officer
(205)868-4400

Jerry W. DeFoor
Vice President and Controller
(205)868-3515